Ex-99.(p)(13)

PHILADELPHIA INTERNATIONAL ADVISORS, LP

CODE OF ETHICS

As of November , 2011

Philadelphia International Advisors, LP’s (“PIA”) commitment to ethical conduct is at the heart of our existence. While ethical obligations of the overall organization tend to be neglected in the code of ethics of most businesses, we endeavor to achieve the highest ethical standards in both our business dealings as well as our individual actions. Consequently, we have stated our commitment as an organization as well as established the standard for our partners, officers, directors, and employees (“Employees”). This Code of Ethics (“Code”) is made up of four distinct sections: Code of Ethical Conduct, Code of Professional Responsibility, Personal Trading Guidelines, and Insider Trading Prevention Policy.

All Employees are expected to read, understand and follow this Code. Annually, all Employees are required to acknowledge in writing that they have received a copy, have read it, understand its contents and have not violated any provision. The Chief Compliance Officer compiles and maintains all employee certifications. Violation of any provision of this Code may result in disciplinary action including dismissal. Any violation of criminal law applicable to PIA’s business, involving or located on PIA property will be reported to the appropriate authorities for prosecution.

Applicable records will be maintained in accordance to Rules 17-j and 204-2. These records include, but are not limited to, copies of the Code and all updates thereof, records of violations of the Code and actions taken as a result of the violations, and copies of Access Person certifications. It is the policy of PIA to maintain copies of all policies and procedures that are in effect or were in effect at any time during the past five years at a minimum. Records will also be maintained documenting annual reviews of policies/procedures.

I. CODE OF ETHICAL CONDUCT

PARTNERSHIP POLICY

PIA is committed to the ethical treatment of all its stakeholders.

•	To our Employees we are committed to honesty, just management and fairness, to providing a safe and healthy work environment, and respect for the dignity due to everyone.

•	To our Clients we are committed to providing reliable and appropriate services, delivered competently, in a timely manner, and for fair compensation.

•	To our Communities in which we work and live we are committed to acting as concerned and responsible neighbors reflecting all aspects of good citizenship.

•	To our Partners we are committed to sound and sustained growth and the prudent use of our assets and resources.

EMPLOYEE POLICY

In addition to our organizational commitment to ethical conduct, our Employees adopt and follow the following Code of Ethical Conduct.

A. Truth And Honesty

Honesty is an essential component of trust. Without trust PIA cannot function effectively. Employees will be truthful in all endeavors; be honest and forthright with one another and with our clients, partners, communities and suppliers. Employees will not make deliberately false or deceptive statements about the organization, their qualifications, or circumstances that might lead to conflicts of interest. Employees will uphold the principle of fairness and be vigilant against conduct which has the intent, capability or effect of being deceptive toward our clients.

B. Respect And Equality

Employees will recognize the individual rights of all members of the community and display a fair sense of justice. Employees will treat one another with dignity and fairness, appreciating the diversity of our workforce and the uniqueness of each employee.

C. Responsibility And Personal Accountability

Employees are encouraged to speak up without fear of retribution and report concerns in the work place, including violations of law, regulation and company policy and to seek clarification and guidance whenever there is doubt.

D. Integrity

Employees will not merely abide by the law in a technical way but will strive to serve our clients with honest values, avoiding all devices and schemes which prey on human ignorance or gullibility. Employees will put the interests of the client, then the interests of PIA, ahead of their own personal interests.

E. Citizenship

Employees must obey all of the laws of the United States and the countries in which we do business. Employees must do their part to improve the communities in which they live.

II CODE OF PROFESSIONAL RESPONSIBILITY

INTRODUCTION

This Code of Professional Responsibility is intended to articulate the ethical, legal and moral responsibilities of all Employees of PIA. It formalizes the principles, obligations and standards of behavior expected of all Employees. No attempt has been made to detail all responsibilities in all occasions. Employees are expected to apply the spirit of the Code in circumstances not specifically addressed.

All Employees are obliged to monitor their personal and professional affairs so as not to discredit PIA. An Employee’s personal conduct should reflect the highest professional standards of behavior. Employee behavior at work reflects upon PIA and its clients; therefore, Employees are expected to:

•	Obey all laws and regulations that apply to PIA’s business.

•	Avoid activities that could create conflicts of interest or even the appearance of a conflict of interest with PIA or a client.

•	Respect the confidentiality of information about those with whom PIA has business relationships as more fully articulated in PIA’s Privacy Policy.

PIA has incorporated the CFA Institute Code of Ethics and Standards of Professional Conduct into its Code. The CFA Institute Code of Ethics and Standards can be found at: http://www.cfainstitute.org

The examples that follow are only guidelines concerning the application of the standards. Any questions by an Employee concerning the application of this Code to their circumstance should be addressed to the Employee’s supervisor.

LAWS & REGULATIONS

Numerous national, state and local laws of the U.S., Canada and other countries apply to PIA and its business. Rule 204A-1 also requires compliance with Federal Securities Laws which are defined as the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Invesment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, and the rules adopted under any of these statutes, and the Bank Secrecy Act as it applies to Funds and investment advisers and its rules. Employees are expected to conduct all business dealings according to these laws. Violating any of them could subject the Employee or PIA to criminal and civil penalties. Employees should contact their supervisor with any questions about laws or how they apply to particular situations.

A. Anti-Competitive Activities - The Sherman Antitrust Act prohibits any combination, conspiracy or agreement among competitors to restrict or prevent competition. A specific violation of this Act could be a formal or informal agreement between an Employee and a competitor of PIA to (i) fix prices, (ii) allocate markets, (iii) allocate funds or (iv) refuse to deal with particular suppliers or clients.

Employees must avoid any agreements with PIA’s competitors (or even circumstances that might give the appearance of such agreements) relating to how PIA conducts its business. Employees should be especially careful at social or professional gatherings and at trade association meetings.

A “tying arrangement” is one in which a seller conditions his sale of a product or service on a buyer’s purchase of a separate product or service. For instance, Employees may not tie services to obtaining or assisting in obtaining a grant, a contract or services from a client or any account at PIA.

B. Illegal Use of Corporate Funds - The purpose of any transaction that relates to PIA funds or assets must be revealed and recorded at the time of the transaction. An Employee:

•	may not record or participate in the recording of incorrect or fictitious entries in the books or records of PIA;

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may not use PIA funds or assets for political contributions in connection with federal, state or local elections. For purposes of this provision, an Employee’s time during regular working hours, PIA equipment and supplies, office space, clerical help and advertising facilities are all considered corporate assets;

•	may not make any payment for an expressed purpose on PIA’s behalf to any individual who intends to use the money for a different purpose; or

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may not make payments, whether corporate or personal, of cash or other items of value to political candidates, to government officials, or to businesses, that are designed to influence their judgment or actions in connection with any PIA activity. Further details on this provision are contained within PIA’s Pay-to-Play Policy.

It is PIA’s policy not to take sides (whether in financial support or endorsement) in political elections. Where necessary and appropriate, PIA will participate in political lobbying conducted by industry or trade organizations for the purpose of influencing legislation affecting PIA’s business.

C. Criminal Laws - A number of criminal statutes apply to Employees of all financial institutions. These laws generally forbid such activities as:

•	accepting a fee, commission or gift for obtaining a service;

•	stealing, embezzling or misapplying corporate funds or assets;

•	using threats, physical force or other unauthorized means to collect money;

•	recording false entries;

•	using corporate funds or assets to finance campaigns for political office;

•	making a loan or giving a gift to an examiner who has the authority to examine PIA;

•	misusing federal records and documents;

•	accessing PIA’s computerized financial records without authorization; or

•	defrauding PIA.

Criminal statutes also provide a penalty for those who know that a criminal offense has been committed and who helps the criminal avoid capture or punishment. Employees who suspect criminal activity should notify all members of the Executive Committee.

CONFLICTS OF INTEREST

Employees cannot participate in any activity that could cause a conflict of interest or give the appearance of a conflict of interest. As a rule of thumb, any time that an Employee has a financial interest in a transaction or activity, a conflict of interest exists. Care should then be taken to address, manage or remove the conflict pursuant to applicable PIA policies or procedures.

All Employees are required to acknowledge all potential conflicts of interest through an annual survey. The survey asks detailed questions regarding Employee (and direct family) relationships and outside activities to document any potential conflict of interest. The Chief Compliance Officer compiles and maintains the Employee acknowledgements. All material conflicts are monitored by the Chief Compliance Officer.

A. Transactions With PIA Or Parties Related to PIA - Employees must put the interests of the client, then the interests of PIA ahead of their own personal interests. Generally, an Employee will have a conflict of interest if there is a difference between an Employee’s personal interests and the interests of PIA and/or PIA’s clients. A conflict of interest is broadly defined to occur when an Employee allows any interest, activity or influence outside of PIA to:

•	influence the Employee’s judgment when acting on behalf of PIA;

•	compete against PIA;

•	negatively affect the way the Employee performs regular duties; or

•	harm PIA’s reputation.

Examples of transactions that may cause or be perceived as a conflict of interest include:

1. Securities - PIA will not invest in the stock and obligations of, or assets acquired from:

•	PIA or any of its Employees;

•	affiliates of PIA or any of their directors, officers, or Employees; or
•	other individuals or entities with whom there exists an interest that might affect PIA’s exercise of its best judgment.

2. Loans, Sales, or Other Transfers from Fiduciary Accounts - PIA will not lend, sell, or otherwise transfer assets of a client account to:

•	PIA or any of its directors, officers, or Employees;

•	affiliates of PIA or any of their directors, officers, or Employees; or

•	other individuals or entities with whom there exists an interest that might affect the PIA’s exercise of its best judgment.

3. Conflicts of Interest - Employees are restricted from becoming involved in certain business dealings with PIA and others. Employees are prohibited from:

•	Directly or indirectly, buying assets from or selling assets to PIA or any account for which PIA acts;

•	Representing PIA in any transactions requiring judgment or discretion with a person or organization in which the Employee has a financial or material interest.

B. Outside Activities - Employees are expected to avoid any outside interest or activity that will interfere with their duties.

1. General Guidelines - An Employee’s outside interests or activities:

•	should not significantly encroach on the time or attention devoted to their duties;

•	should not adversely affect the quality of their work;

•	should not involve any significant use of PIA’s equipment, facilities, or supplies;

•	should not imply PIA’s sponsorship or support (for example, through the use of PIA’s stationery for personal purposes); and

•	should not adversely effect the reputation of PIA.

2. Appointments - All Employees must obtain prior approval from the head of the Executive Committee before accepting any fiduciary appointment, directorship or other outside position. An Employee may notrepresent any non-PIA company in any transaction with PIA, which involves the exercise of discretion on the part of either party.

PIA has no prohibition on Employees serving on the boards of publicly traded companies (subject to provisions of our governing state charters), provided the individual receives the prior approval of the Executive Committee. A determination by the Executive Committee that the board service would be consistent with the interests of PIA and its partners and clients should be noted in the disclosure. In such circumstances, the decision to purchase securities of the issuer for a client will be subject to an independent review by investment personnel with no personal interest in the issuer.

PIA Employee’s may also provide services as a director or officer of purely social, civil, religious or charitable institutions.

Employees accepting these roles must make= the appropriate disclosures on their conflict acknowledgment forms, at the time of appointment and annually thereafter.

3. Political Activities - PIA encourages Employees to take an active interest in political and governmental affairs and to keep informed concerning political issues and candidates. However, an Employee may not act as a representative of PIA in any political activity unless specifically authorized to do so by the Executive Committee.

4. Outside Employment - An Employee may not accept outside employment as one who

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prepares, audits, or certifies statements or documents pertinent to PIA’s business. In addition, Employees must obtain approval from the Executive Committee before accepting employmentas a broker, contractor, or agent who engages in real estate transactions such as negotiating and selling mortgages, making investments for other, appraising property, or collecting rents; oras an attorney, tax or investment counselor or insurance broker or agent.

C. Accepting Gifts - Employees may not accept gifts from clients for providing PIA services.

Employees may not accept gifts under circumstances intended to influence the Employee. For instance, Employees may not accept gifts from consultants, attorneys, insurance and real estate agents, salesmen, brokers, accountants, or other potential referral recipients.

Gifts include receipt of cash, securities, property, special discounts and free services.

These restrictions do not apply to:

•	gifts or bequests receive based on family relationships;

•	food and entertainment received at a regular luncheon, dinner or business meeting (e.g., pre-arranged luncheon/dinner with an analyst, strategist);

•	loans from banks or other financial institutions received on regular terms to finance proper credit needs;

•	advertising or promotional material received which has a value not exceeding $100;

•	awards received from charitable, civic, religious or similar organizations for contributions or service; or

•	non-cash gifts of nominal value ($100.00) received from or given to clients or suppliers for holidays, birthdays or other special occasions.

Employees are expected to use particular care and good judgment to achieve and maintain independence and objectivity. To this end, any unsolicited entertainment at a social, cultural or sporting event, provided by any person or entity that does business with or on behalf of PIA, must include both the Employee and the representative of the sponsoring firm. If tickets to these types of events are provided to an Employee without a representative of the sponsor in attendance, then the prior approval of any of the members of the Executive Committee is required.

Gifts received by PIA employees, regardless of value, must be disclosed. PIA employees will document all gifts received on their quarterly transaction report. The Chief Compliance Officer will compile and monitor a log of all gifts received to ensure adherence to the stated policy. Gifts from a single source may not exceed $100 in aggregate during the calendar year.

D. Making Gifts - Employees may not offer gifts under circumstances intended to influence a client or a supplier in conducting business. Employees may not make gifts to clients without the prior approval of the President.

These restrictions do not apply to:

•	gifts or bequests based on family relationships;

•	food and entertainment at a regular luncheon, dinner or business meeting;

•	advertising or promotional material; or

•	non-cash gifts of nominal value ($100.00) given to clients or suppliers for holidays, birthdays or other special occasions.

E. Honoraria - No Employee or any member of the Employee’s immediate family may accept cash honoraria for public speaking or writing services on behalf of PIA. If a cash honorarium is tendered, an Employee may request that it be donated to a charity of their choice. Employees may accept non-cash honoraria of limited value with the approval of a member of the PIA Executive Committee. Employees may also accept reimbursement of related expenses.

F. Referrals - Employees may name several candidates without indicated favoritism when asked by a client to recommend consultants, attorneys, accountants, insurance brokers or agents, stock brokers, real estate agents, etc. Under no circumstances may an Employee make a recommendation if there is the appearance that the Employee may benefit from making it. Employees may not recommend a family member. An Employee may include a family member’s firm or other professionals associated with a family member if such relationship is disclosed to the client.

G. Investments - Because investments can lead to conflicts of interest, all Employees must follow these investment guidelines. In addition, all Employees are required to follow additional restrictions contained in PIA’s Personal Trading Guidelines and Insider Trading Policy as detailed below.

1. Investments Employees May Not Make - When considering investment, you may not invest (directly or indirectly) in a publicly held security whenever:

•	such a transaction would place PIA under obligation (financial or other) to any investment banking or brokerage firm or to the seller or issuer of the security;

•	Employee knows PIA is in the process of buying or selling the security for its own account or for the account of others;

•	Employee possesses information not available to the general public that is likely to affect the price of the security;

•	Employee is considering acting as advisor to the issuer of the security, or

•	Employee is recommending the sale or purchase of the security.

2. Investments That Require Approval - Employees are required to obtain approval from the Executive Committee:

•	before investing (directly or indirectly) in a privately held company which is a PIA client;

•	if Employee subsequently becomes aware that he/she holds (directly or indirectly) stock in a privately held company which is a PIA client; or

•	if Employee has responsibility for providing services to a company that is a PIA client and attempts to acquire or hold more than 5% of the shares of that client’s stock.

H. Clients and Suppliers - In dealing with clients and suppliers, situations sometimes occur that may create a conflict or the appearance of a conflict of interest. To avoid such situations, corporate policies were developed in the following areas:

1. Loans - Employees are not permitted to borrow from or lend personal funds to clients, brokers, or suppliers of PIA. Credit transactions in the normal course of business (for example, transacting business with a recognized lending institution or charging items at a department store) are not included in this restriction.

2. Advising Clients - Employees may be asked by a client to make a statement regarding the legal implications of a proposed transaction. Employee cannot give legal advice to clients unless giving such advice is part of their regular corporate responsibilities. Employees should be cautious that statements are not inappropriately interpreted as giving legal advice.

CONFIDENTIALITY

Employees routinely have knowledge, reports or statements about PIA’s business or possess confidential information about the private or business affairs of PIA’s clients and suppliers. Such information is privileged and must be held in the strictest confidence.

Confidential information is to be used only for corporate purposes. Under no circumstances may an Employee use such information for personal gain or pass it on to any person outside of PIA, including family or friends, or even to other Employees who do not need such information to carry out their duties.

Employees may possess confidential information about those with whom PIA has business relationships. If released, such information could have a significant effect on their operations, business reputation or the market price of their securities. Disclosing such information could expose both the Employee and PIA to liability for damages. Such information must be kept confidential. Please refer to PIA’s Privacy Policy.

III. PERSONAL TRADING GUIDELINES

The Philadelphia International Fund and several other PIA relationships operate in a regulated environment, subject to examination by the Securities and Exchange Commission (SEC) and the rules established under the Investment Company Act of 1940, as amended. As a sub-advisor/advisor to registered investment companies, PIA is subject specifically to Rule 17j-1. As a registered investment adviser, PIA is also subject to Rule 204A-1 of the Investment Advisers Act, requiring advisers to adopt a code of ethics that includes personal trading guidelines.

DEFINITIONS

Access Person - All Employees of PIA are deemed Access Persons. In addition, consultants that have access, on a regular basis, to clients’ non-public information, including investment decisions made on behalf of clients and holdings in client accounts will be deemed Access Persons. The Chief Compliance Officer will be responsible for determining the applicability of this provision as it pertains to consultants.

Client - All PIA clients including any registered mutual funds for which PIA provides advisery/sub-advisery services.

PERSONAL TRADING RESTRICTIONS

A. Pre-clearance - Access Persons are required to pre-clear all international securities, depository receipts, and any derivatives thereof. This provision applies to all equities, fixed income securities, applicable IPOs and limited offerings as defined by Rule 204A-1. With the exception of IPOs and limited offerings, no pre-clearance is required for any security that is exempt from quarterly reporting (See Item Hunder Compliance Procedures below for a list of exempt securities). In addition, no pre-clearance is required for domestic securities (e.g., U.S. stocks & bonds) or Exchange Traded Funds (ETFs).

B. Blackout Periods - An Access Person’s preclearance requests will not be approved for any applicable security transaction within 7 calendar days pre- and post- trade date when PIA has executed a trade in that same security for any of PIA’s Clients.

C. Restricted Securities - All Access Persons are prohibited from purchasing any security that has been deemed restricted. A restricted security is one currently held within any PIA product and any security with the potential of being added to a Client portfolio as defined by PIA’s proprietary quantitative model generated “buy zone”. A list of restricted securities will be created weekly and made available through the company intranet. Any securities held or purchased prior to becoming “restricted” will be grandfathered in and not result in a mandatory sale. Access Persons may not purchase more of the restricted security but may sell it in accordance with the pre-clearance and black-out period provisions.

It should be noted that securities may trade in multiple markets under different identifiers (e.g., tickers/sedols/cusips). If a security is deemed restricted, all securities for that issuer, regardless of identifier are also deemed restricted.

EXCEPTION: Access Persons may invest in a Managed Account Platform that uses PIA as a manager only if both the Access Person and associated brokerage firm acknowledge in writing that the Access Person will not direct individual security trades within the account, including tax management transactions. Investing in a PIA managed account through such a platform requires pre-approval from the Chief Compliance Officer. Applicable accounts will be monitored for any transactions that deviate from the model portfolio.

D. Disgorgement

Disgorged Profits

Any moneys accrued in the event of a personal trading violation shall not benefit the Access Person or PIA. Access Persons are required to remit the disgorged profits to PIA within five business days of the reversing transaction (calculating their personal capital gain resulting from the reversal, and retaining the amount to pay the tax due on the gain.). However, should any Client incur a loss as a result of the personal trade, then full disgorgement regardless of taxes due must be made and the Client will be made whole. A net payment in the form of a cashier’s check made payable to a charity of their choice (one holding an appropriate IRS determination letter) or a Fund, if applicable, should be given to the Chief Compliance Officer.

Transactions in Violation of the Guidelines

If a security is purchased or sold in violation of PIA’s Personal Trading Guidelines, then the Access Person must “break the trade” by immediately reversing the transaction regardless of whether a profit or loss occurs from the transaction. An Access Person must disgorge any profits and assume any losses, even if the transaction was done innocently and discovered afterward.

If an Access Person sells a security in violation of the Personal Trading Guidelines the same day PIA traded the security, the transaction is not to be reversed as the security is restricted. The Chief Compliance Officer will calculate the average price at which PIA traded in that security that day. If the Access Person received a better price for their personal trade, they will be required to disgorge the difference between their price and PIA’s price multiplied by the number of shares they sold. If a sell violation is a “second strike” the Access Person must disgorge either the amount described above, or $100, whichever is greater.

E. Initial Public Offerings - PIA prohibits Access Persons from acquiring any direct or indirect beneficial interest in securities in an IPO, except for the purchase of government issues such as municipal bonds and/or other government securities. All purchases of IPOs must be pre-cleared as outlined above.

F. Private Placements - PIA prohibits all Access Persons from acquiring a direct or indirect beneficial interest in private placements issued by a public company. If an Access Person desires to acquire a beneficial interest in private placements issued by other entities, the Access Person must submit a written request to the CIO documenting that there is no conflict with any PIA client account or the investment strategy of a Client. Access Persons who have been authorized to acquire securities in a private placement must disclose that investment when they play a part in any Fund’s subsequent consideration of an investment in the issuer. In such circumstances, the decision to purchase securities of the issuer for a Client will be subject to an independent review by investment personnel with no personal interest in the issuer.

G. Short-Term Trading Profits - In general, PIA advocates long-term investing. All Access Persons are prohibited from directly or indirectly profiting in the purchase and sale, or sale and purchase of the same or equivalent securities within 60 calendar days. Transactions in violation of this policy will not be subject to reversal; however, any profits realized on such short-term trades should be disgorged. This provision applies to all ETFs, equities, and fixed income securities.

In addition, all Access Persons are prohibited from short-term trading in any mutual fund where PIA and/or Glenmede Advisers provides advisory/sub-advisory services. Holdings less than 30 days will be presumed short-term trading. Short-term trading is also prohibited for non-recurring transactions in the company sponsored 401(k) plan. Non-recurring transactions would include Access Person directed asset allocation shifts (auto-rebalances are not considered for short-term trading) or those outside of the pre-determined periodic funding through payroll deductions and/or the company match.

In special situations, the Chief Investment Officer (CIO) has the authority to approve short-term trades on a case-by-case basis and waive application of the disgorgement provision.

Compliance Procedures

A. Applicable Accounts - The previous restrictions and the following procedures apply to the following types of accounts of Access Persons:

1.	accounts of the Access Person;

2.	accounts of the Access Person’s spouse;

3.	accounts of minor children of the Access Person and all members of the Access Person’s household;

4.	accounts subject to the discretion or control of the Access Person or any member of the Access Person’s household (i.e. relatives, parents, in-laws, non-married couples living together, custodial accounts, trust accounts, IRA’s, 401(k) plan accounts not invested in exempt securities ; and

5.	any other accounts in which the Access Person or a member of the Access Person’s household has an interest or an ability to influence transactions (i.e. joint tenant accounts, co-trustee accounts, investment clubs, etc.).

B.	Pre-Clearance Policy - Prior to executing an applicable trade, Access Persons must email trade information to the trading desk and Chief Compliance Officer. The email should describe the requested transation and contain information such as security type, symbol, and number of shares. Once, submitted, the trading desk personnel review the trade’s details for approval. Once approved, the trade must be completed within 24 hours.

C.	Initial Holdings Report - Each Access Person shall disclose all personal securities holdings to the Chief Compliance Officer not later than 10 days after becoming an Access Person. The Initial Report shall contain the following information current as of a date no more than forty-five (45) days prior to becoming an Access person:

1.	the title, type of security, ticker symbol, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

2.	the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities (including exempt securities) were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

3.	the date that the Access Person submitted the Initial Report.

D. Records of Securities Transactions - Access Persons are further required to direct their broker to supply the Chief Compliance Officer with duplicate copies of regular statements and confirmations of all securities transactions executed in which the Access Person has a direct or indirect beneficial interest.

The Chief Compliance Officer will compare all approved trades to the confirmations and statements and on a quarterly basis identify any trades executed in violation of these Guidelines. The Chief Compliance Officer will contact the Access Person to confirm a violation and issue a memo to the Access Person outlining the facts and circumstances of any violation and any corrective action. The memo will be included in the Chief Compliance Officer’s report to the Executive Committee and the Access Person will be given the opportunity to attend the meeting when such report is considered.

E. Review by a Fund’s Board of Directors - The Chief Compliance Officer will prepare an annual report to the Board of Directors of any Fund that discusses the following criteria:

1.	a summary of existing procedures concerning personal investing;

2.	highlights of any changes in procedures from year to year;

3.	identification of any material violations and sanctions imposed in response to the material violations ;

4.	identification of recommendations for change in existing restrictions or procedures; and

5.	certifies that PIA has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code.

F. Quarterly Report of Personal Securities Transactions - Every Access Person shall be required to submit a report of all personal securities transactions on a quarterly basis with ten (10) business days following the calendar quarter end.

The Report shall include at a minimum the following detailed information regarding any account established and any transaction during the quarter in a security in which the Access Person had any direct or indirect beneficial ownership:

•	number of shares or par value of bond;

•	type of security - name, ticker symbol, or description if a bond;

•	nature of transaction - buy or sell;

•	trade date;

•	price and net amount in U.S. dollars;

•	identification of broker transacted through;

•	signature and date; and

•	date account was established (if the account is initiated during the quarter).

G. Annual Holdings Reports. Annually, all Access Persons must report the following information (which information must be current as of a date no more than forty-five (45) days before the report is submitted):

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the title, type of security, ticker symbol, number of shares and principal amount of each security (whether or not publicly traded) in which the Access Person had any direct or indirect beneficial ownership;

•	the name of any broker, dealer or bank with whom you maintain an account in which any securities are held for his or her direct or indirect benefit; and

•	the date that the report is submitted.

The Chief Compliance Officer shall be responsible for collecting and reviewing all initial holdings, quarterly and annual reports required by this section, excluding their own, and reporting any delinquencies, irregularities, and/or violations to the Executive Committee, which shall also determine what, if any, action needs to be taken with respect to the applicable Access Person. PIA’s Compliance Associate performs a review of all reports submitted by the Chief Compliance Officer and communicates any issues to an Executive Committee member.

Access Persons must report violations promptly to the Chief Compliance Officer.

H. Exempt Securities - Certain securities are exempt from the reporting and pre-clearance requirements directed above. They include:

1.	securities issued by the Government of the United States (i.e. U.S. Treasuries), bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and high quality short-term debt securities defined as instruments that have maturities at issuance of less than 366 days and that are rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization

2.	shares of any registered open-end investment companies with the exception of those funds where PIA and/or Glenmede Advisers act as investment advisor/sub-advisor;

3.	securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control;

4.	transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds; and

5.	shares in money market funds.

Access persons must submit holdings and transaction reports for “reportable securities” in which the Access person has, or acquires, any direct or indirect beneficial ownership. Rule 204A-1 treats all securities as reportable securities with the exception of those listed above. Reportable securities include, but are not limited to:

•	Exchange Traded Funds (ETFs)

•	Individual securities (stocks, bonds), depository receipts, derivatives

•	Affiliated mutual funds

SANCTIONS

Access Persons violating the provisions of the Personal Trading Guidelines may be subject to sanctions, which may include, among other things, restrictions on such individual’s personal securities trading, a letter of censure, suspension, or termination of employment.

An Access Person who fails to have a trade pre-cleared, will be subject to a “three strikes and you’re out” approach. The first omission will be noted, the second omission will incur a written warning that will be included in the employee file; the third violation may be cause for termination.

IV. INSIDER TRADING PREVENTION POLICY

I.

PIA forbids any Employee from trading, either personally or on behalf of a Client Account, on material nonpublic information, or communicating material nonpublic information to other persons in violation of the law. This conduct is frequently referred to as “insider trading”. PIA’s policy applies to every Employee and extends to activities within and outside their duties for PIA. Every Employee must read and retain a copy of this policy statement. Violations of this policy must be reported promptly to the Chief Compliance Officer.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	trading by an insider, while in possession of material nonpublic information, or

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trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

•	communicating material nonpublic information to others.

The concept of “insider” is broad. It includes partners and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, PIA may become a temporary insider of a company it advises or for which it performs other services. According to the U.S. Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that Employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions

•	treble damages

•	disgorgement of profits and/or fines for the violating person or the employer

•	jail sentences

In addition, any violation of this policy statement can be expected to result in serious sanctions by the PIA, including termination of employment.

PROCEDURES TO IMPLEMENT INSIDER TRADING POLICY

The following procedures have been established to aid the Employees of PIA to avoid insider trading, and to aid PIA in preventing, detecting and imposing sanctions against insider trading. Every Employee of PIA must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

Before trading for yourself or others, including Client Accounts, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

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Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

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Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

•	Report the matter immediately to the Chief Compliance Officer.

•	Do not purchase or sell the securities on behalf of yourself or others, including Client Accounts.

•	Do not communicate the information inside or outside PIA, other than to the Chief Compliance Officer. Secure information and/or restrict access to the information.

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Once the Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

All Employees of PIA shall submit to the Chief Compliance Officer, on a timely basis, the reports required under PIA’s Personal Trading Guidelines.

SUPERVISION

The role of the Chief Compliance Officer is critical to the implementation and maintenance of this Policy on Insider Trading. These supervisory procedures can be divided into two classifications, (1) the prevention of insider trading, and (2) the detection of insider trading.

To prevent insider trading the Chief Compliance Officer will:

•	answer promptly any questions regarding the Policy on Insider Trading;

•	resolve issues of whether information received by an Employee is material and non-public;

•	review and ensure that Employees review, at least annually, and update as necessary, the Statement on Insider Trading; and

•	when it has been determined that an Employee has material non-public information,

•	implement measures to prevent dissemination of such information, and

•	if necessary, restrict Employees from trading the securities.

To detect insider trading, the PIAs Compliance Department will:

•	review the trading activity reports filed by each Employee, to ensure no trading took place in securities in which the Adviser has material non-public information;

•	coordinate, if necessary, the review of such reports with other appropriate Employees.

Promptly, upon learning of a potential violation of the Policy on Insider Trading, the Chief Compliance Officer must prepare a written report to The Executive Committee, providing full details and recommendations for further action. On an annual basis, the Chief Compliance Officer shall review compliance with these policies and procedures by PIA’s Employees.